Exhibt 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Reports Second Quarter 2004 Financial Results

Gross Profit Grows 16 Percent Over Q203; Launch of New Business Opportunities Paves

Way for Accelerated Growth

SCOTTS VALLEY, Calif., July 29, 2004—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the second quarter ended June 30, 2004.

Net revenue for the second quarter of 2004 was $10.6 million, compared with $10.8 million in the first quarter of 2004 and with $9.7 million in the second quarter of 2003.

Gross billings in the second quarter of 2004 were $21.4 million, the highest in the company’s history. This is an increase of five percent compared with $20.4 million in the first quarter of 2004, and an increase of 47 percent from $14.6 million in the second quarter of 2003.

Gross profit in the second quarter was $3.6 million, down three percent from $3.7 million reported in the first quarter and up 16 percent from $3.1 million in the second quarter of 2003.

Net loss in the second quarter was $818,000 or a loss of $0.02 per share. This compares with a net loss of $440,000 or a loss of $0.01 per share reported in the first quarter and with a net loss of $906,000 or a loss of $0.02 per share reported in the second quarter a year ago.

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

Total cash and cash equivalents at June 30, 2004 were $12.7 million. Net cash flow was $344,000.

Client Activity

The company announced that one of its newer clients, a Fortune 100 computer manufacturer, has extended its contract for an additional two years. The company also announced that Agilent has expanded the scope of its pilot program to include a broader customer segment than the original agreement.

Management Qualitative Comments

“Rainmaker has signed several tremendous business opportunities in recent quarters and we have made significant progress in completing the start-up and integration work so that we can begin generating revenue for these clients,” said Michael Silton, chief executive officer. “These opportunities significantly accelerate our growth potential. During the second quarter, we launched the existing client expansions that we announced in April and we are very pleased to report that we have just completed the launch of our services for Sony. We have also worked through many of the implementation issues specific to the test and measurement market and expect to launch our services and conduct our first transactions for our pilot program with Agilent this quarter.

“In the second quarter, we increased our gross profit by 16 percent year over year, primarily from growth with established clients that have been with us for more than a year of transactions. While this increase is respectable, our gross profits were slightly less than we would have liked to see in this quarter because new business began to contribute revenue later than we had expected. The magnitude and complexity of our newer opportunities gives us great revenue potential and a higher degree of integration into the infrastructure of our clients. However, the implementation periods have been slightly longer than we had expected. We’ve made great progress and are now beginning the rewarding phase of ramping these clients to their full potential. Therefore, we see the longer implementation as minor in the context of our long-term relationship with these clients.

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

“The key consideration in our results this quarter and our outlook for the coming quarters is that we have signed and are now launching a significant amount of new business that has not yet begun to contribute to our revenue. This new business will begin to benefit us this quarter and it will have a meaningful, positive effect on our results as we move into 2005. The importance of launching our new clients and client expansions cannot be overstated in terms of setting the stage for the second half of the year and beyond. We believe that the collective potential of our client base is tremendous and we are only beginning to reap its rewards. Furthermore, our sales efforts to attract new clients are yielding better results than ever before. We are very focused on ramping our business opportunities and we are looking forward to reporting on our progress.”

Guidance

Rainmaker expects to see financial improvement in the coming quarters as it begins to experience the benefit of our emerging clients and client expansions. For the third quarter, the company anticipates gross billings of $23 to $26 million, gross profit of between $3.9 to $4.4 million and continued positive cash flow. It also expects a loss per share of $0.01.

Conference Call

The company will hold a conference call to discuss its second quarter results today at 1:30 p.m. PT. Those wishing to participate should call (210) 234-0001 using the password “Rainmaker” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (402) 220-9691. A web cast of the conference call as well as the company’s prepared comments in written form will be available for one month on www.rmkr.com.

About Rainmaker Systems

Rainmaker Systems is the leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	June 30, 2004	December 31, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$12,663	$4,854
Restricted cash	409	1,096
Accounts receivable, less allowance for doubtful accounts of $147 in 2004 and $207 as of December 31, 2003	7,119	5,952
Prepaid expenses and other current assets	927	1,007

Total current assets	21,118	12,909
Property and equipment, net	2,773	2,808
Other noncurrent assets	118	100

Total assets	$24,009	$15,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,966	$10,213
Accrued compensation and benefits	338	369
Accrued restructuring and related charges	—	—
Other accrued liabilities	1,187	773
Obligations under financing arrangements	203	504
Current portion of capital lease obligations	106	80

Total current liabilities	14,800	11,939

Capital lease obligations, less current portion	60	31

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 44,271,694 and 39,168,429 outstanding at June 30, 2004 and December 31, 2003	44	39
Additional paid-in capital	63,403	56,847
Accumulated deficit	(54,298)	(53,039)

Total stockholders’ equity	9,149	3,847

Total liabilities and stockholders’ equity	$24,009	$15,817

*	Derived from the Company's audited financial statements for the year ended December 31, 2003

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net services revenue	$10,648	$9,657	$21,462	$20,066
Cost of services revenue	7,035	6,524	14,134	13,688

Total gross profit	3,613	3,133	7,328	6,378

Operating expenses:
Sales and marketing	2,246	1,685	4,296	3,360
Technology	309	467	539	892
General and administrative	1,462	1,511	2,965	3,062
Depreciation and amortization	428	367	810	768

Total operating expenses	4,445	4,030	8,610	8,082

Operating loss	(832)	(897)	(1,282)	(1,704)

Interest and other (expense) income, net	14	(9)	23	(27)

Loss before income taxes	(818)	(906)	(1,259)	(1,731)

Income tax benefit	—	—	—	(23)

Net loss	$(818)	$(906)	$(1,259)	$(1,708)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Weighted average common shares outstanding - basic and diluted	44,151	38,875	41,814	38,854

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating activities:
Net loss	$(818)	$(906)	$(1,259)	$(1,708)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	428	367	810	768
Provision (credit) for sales returns and allowances for doubtful accts	—	(42)	(28)	(83)
Gain on disposal of fixed assets	—	(6)	—	(6)
Changes in operating assets and liabilities:
Accounts receivable	(198)	1,015	(1,107)	172
Income taxes receivable	—	—	—	211
Prepaid expenses and other assets	116	202	62	296
Accounts payable	1,645	(1,091)	2,753	(405)
Accrued compensation and benefits	(106)	(61)	(31)	(225)
Accrued restructuring and related charges	—	(55)	—	(170)
Other accrued liabilities	(451)	345	378	219

Net cash provided by (used in) operating activities	616	(232)	1,578	(931)

Investing activities:
Purchases of property and equipment	(448)	(116)	(771)	(266)
Restricted cash, net	154	37	687	(65)
Sale of long-term investments	—	3	—	10

Net cash provided by (used in) investing activities	(294)	(76)	(84)	(321)

Financing activities:
Proceeds from issuance of common stock from option exercises	88	6	221	7
Proceeds from issuance of common stock from ESPP	38	13	38	13
Proceeds from issuance of common stock and warrants from private placement	(49)	—	6,302	—
Borrowings under capital lease agreements	109	—	109
Repayment of capital lease obligations	—	(366)	(355)	(802)
Repayment of debt obligations	(164)	—	—	—

Net cash used in financing activities	22	(347)	6,315	(782)

Net increase (decrease) in cash and cash equivalents	344	(655)	7,809	(2,034)

Cash and cash equivalents at beginning of period	12,319	5,788	4,854	7,167

Cash and cash equivalents at end of period	$12,663	$5,133	$12,663	$5,133

Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Loss	$(818)	$(906)	$(1,259)	$(1,708)

Add:
Non-cash charges for depreciation and amortization	428	367	810	768
Interest and other expense / (income)	(14)	(9)	(23)	(27)
Less: Income tax expense / (benefit)	—	—	—	(23)

	414	358	787	718

EBITDA	$(404)	$(548)	$(472)	$(998)

EBITDA is a non-GAAP measure of the Company's financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The Company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company's Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

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Rainmaker Reports Second Quarter 2004 Results

July 29, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net services revenue	$10,648	$9,657	$21,462	$20,066
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	10,758	4,916	20,346	9,669

Gross billings	$21,406	$14,573	$41,808	$29,735

Net accounts receivable at beginning of period	$6,907	$6,520
Net accounts receivable at end of period	7,119	5,546

Average net accounts receivable	$7,013	$6,033

Number of days in quarter	91	91
Net services revenue per day	$117	$106

Gross billings per day	$235	$160

Net revenue days sales outstanding	60	57

Gross billings days sales outstanding	30	38

	Quarter Ended September 30,
	2004	2004
	(Low end of range)	(High end of range)
Net services revenue	$10,900	$11,500
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	12,100	14,500

Gross billings	$23,000	$26,000

A substantial amount of the Company's sales transactions are reported based on the gross amounts Rainmaker bills its customers for client products and services; however, the Company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The Company believes that gross billings, a measurement of the total volume of amounts billed by the Company to its customers for its clients' products and services; provides a meaningful indication of the volume of Rainmaker's business activity.

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